Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 15,000,000.00	0.0001381	$ 2,071.50
Fees Previously Paid
	Total Transaction Valuation:	$ 15,000,000.00
	Total Fees Due for Filing:			$ 2,071.50
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 2,071.50
	Net Fee Due:			$ 0.00
Offering Note
[1]	This valuation assumes the acquisition of up to an aggregate purchase price of $15 million shares of Beacon Topco, Inc. ("Topco") common stock, par value $0.0001 per share ("Topco Common Stock") pursuant to the self-tender offer (the "Self-Tender Offer") described in the prospectus forming a part of the registration statement filed by Topco on Form S-4 (Registration No. 333-291359), relating to the transactions described in the Schedule TO with which this exhibit is filed. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Exchange Act, as modified by Order Making Fiscal Year 2026 Annual Adjustments to Registration Fee Rates (Release Nos. 33-11384, 34-103768 August 25, 2025), equals $138.10 per million dollars of the Transaction Valuation.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		S-4	333-291359	11/07/2025		$ 2,071.50
Fee Offset Sources	2	Beacon Topco, Inc	S-4	333-291359		11/07/2025		$ 2,071.50
Explanation of the basis for claimed offset:
[1]	(1) Previously paid with Registration Statement on Form S-4 (No. 333-291359), filed by Beacon Topco, Inc. with the U.S. Securities and Exchange Commission on November 7, 2025, in connection with the transaction reported hereby.

Offset Note
[2]	(2) Previously paid with Registration Statement on Form S-4 (No. 333-291359), filed by Beacon Topco, Inc. with the U.S. Securities and Exchange Commission on November 7, 2025, in connection with the transaction reported hereby.